EXHIBIT 10.13

LABATT SERVICES AGREEMENT

THIS AGREEMENT made the 27th day of August, 2004,

B E T W E E N:

LABATT BREWING COMPANY LIMITED, a corporation existing under the laws of Canada (“LBCL”)

-and-

INTERBREW S.A., a public limited liability company organized under the laws of the Kingdom of Belgium (“Interbrew”)

WHEREAS:

A.  LBCL and Interbrew have entered into a services agreement dated December 19, 2001 (the “Existing Agreement”), pursuant to which LBCL has agreed to provide certain services to Interbrew on the terms and conditions specified in such Existing Agreement.

B.  LBCL and Interbrew are parties to an Incorporação Agreement dated as of March 3, 2004, as amended (the “Incorporação Agreement”) among Companhia de Bebidas das Américas - AmBev (“AmBev”), Interbrew, LBCL and Labatt Brewing Canada Holding Ltd., which requires, in Section 5.01(c) thereof, that Interbrew, AmBev and LBCL use their respective commercially reasonable efforts to negotiate in good faith new intercompany agreements between Interbrew and certain of its subsidiaries as may be necessary or advisable, on mutually agreeable terms.

C.  Having regard to the aforementioned requirements of the Incorporação Agreement, the corporate and economic structure of Interbrew, LBCL and AmBev that will result from the completion of the transactions contemplated by the Incorporação Agreement (including the anticipated provision by AmBev of certain services formerly performed by Interbrew) and the parties’ desire that certain LBCL costs be borne by Interbrew from and after the Closing Date (as defined below) in accordance with the terms of a confirmation letter among Interbrew, LBCL and AmBev, dated August 27, 2004, in respect of intellectual property and hedging arrangements, LBCL and Interbrew desire to terminate the Existing Agreement as of the Closing Date and to enter into this agreement for the provision of Services (as defined below) on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto have agreed as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1  Definitions. In this Agreement:

(a)
“Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and, unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement;

(b)	“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks located in the cities of Toronto and Brussels are open for business during normal banking hours;

(c)	“Closing Date” has the meaning ascribed thereto in the Incorporação Agreement;

(d)	“Corporate Services” has the meaning ascribed thereto in Section 2.3(b);

(e)	“LBCL Services” means the services described in Schedule “A” hereto;

(f)	“Services” means, collectively, such LBCL Services and Corporate Services to be provided by LBCL to Interbrew hereunder, as determined by the parties hereto in accordance with Section 2.3;

(g)	“Term” has the meaning ascribed thereto in Section 3.1;

1.2  Number and Gender. Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3  Headings. The division of this Agreement into articles and sections and the insertion of headings and subheadings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4  Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.5  Currency. All amounts of money set forth herein are expressed in the lawful currency of Canada.

1.6  Schedules. The following Schedule is attached to, and forms an integral part of, this Agreement:

Schedule “A”:  LBCL Services that may be Provided and Applicable Fees
Schedule “B”:  List of Corporate Cost Centres to be Reinvoiced to Interbrew and Mark-up
to be Applied on Costs Reinvoiced

1.7  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior or concurrent agreements, promises, covenants, arrangements, representations or warranties, communications or proposals, whether oral or written, between the parties relating to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than those expressly set forth in this Agreement.

ARTICLE 2
SERVICES

2.1  Termination of Existing Agreement. LBCL and Interbrew hereby confirm and agree that the Existing Agreement is terminated as at the Closing Date and that it shall be of no further force or effect as of the Closing Date; it being understood that Interbrew shall remain liable for payment to LBCL, and shall forthwith pay to LBCL, any and all amounts due and owing to LBCL in accordance with the provisions of the Existing Agreement.

2.2  Services. Interbrew hereby engages LBCL and LBCL hereby covenants to provide the Services, from and after the Closing Date, in accordance with the terms and conditions set forth in this Agreement. LBCL shall, throughout the Term, diligently and continuously provide the Services to Interbrew using due care and in a prompt and efficient manner to the satisfaction of Interbrew, acting reasonably. LBCL shall provide and make available as necessary such professional, supervisory, managerial, administrative and other personnel as, in LBCL’s discretion, are necessary to perform the Services, which personnel may, but need not be, officers or employees of LBCL or one of its affiliates. Such personnel shall be qualified and experienced in the duties to which they are assigned. It is the express intention of the parties hereto that the terms and conditions hereof, including payment terms, shall be arm’s length in all respects.

2.3  Determination of Services and Payment. The parties hereto agree as follows in respect of the provision of Services and the invoicing and payment of fees in respect thereof:

(a)
The LBCL Services which may be provided by LBCL (and the fees to be paid as consideration therefor) from the Closing Date to and including December 31, 2004 are set out in Schedule “A” hereto. The LBCL Services actually to be rendered by LBCL hereunder during the Term shall be determined by the parties from time to time.

(b)
LBCL shall further provide support services, which shall be determined by the parties from time to time, to certain cost centres (the “Corporate Cost Centres”) which shall bear the cost of certain LBCL employees who are expected to spend more than fifty percent (50%) of their working time rendering services to Interbrew (the “Corporate Employees”). LBCL shall invoice one hundred percent (100%) of its costs associated with Corporate Cost Centres, plus applicable mark-ups, to Interbrew. The Corporate Cost Centres and the respective mark-ups to be applied by LBCL in respect thereof are listed in Schedule “B” hereto. LBCL shall cause all Corporate Employees to complete time sheets on a monthly basis to allow for re-invoicing to LBCL of services provided by such Corporate Employees to LBCL under the Interbrew Services Agreement, dated of even date herewith, between Interbrew and LBCL;

(c)
On or before October 29, 2004 and January 28, 2005, and thereafter (if the Term is extended) on or before the twentieth (20th) Business Day of April, July, October and January of each year during the Term, LBCL shall transmit to Interbrew an invoice setting out LBCL’s fees for its provision of LBCL Services and support to Corporate Cost Centres during the previous calendar quarter (each, an “LBCL Invoice”). Interbrew shall pay to LBCL all amounts owing under each LBCL Invoice within twenty (20) days following the end of the month in which Interbrew received such LBCL Invoice. Each LBCL Invoice shall include a report of the LBCL Services actually provided and, for the Corporate Cost Centres, a list per Corporate Cost Centre of the actual costs incurred by LBCL and the mark-up applied.

2.4  Taxes. Interbrew shall pay any and all applicable sales, use, value-added or other similar taxes and any similar charges payable upon or in connection with the provision of Services hereunder. Any and all payments made by Interbrew to LBCL under this Agreement shall be made free and clear of, and without deduction for, any taxes imposed upon income generated by provision of the Services, which taxes are required to be withheld at source, provided that if Interbrew shall be required to deduct such taxes from payments, then the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4), LBCL receives an amount equal to the sum it would have received had no such deductions been made.

ARTICLE 3
TERM AND TERMINATION

3.1  Term. The term (the “Term”) of this Agreement shall commence on the Closing Date and shall end at the close of business on December 31, 2004, unless terminated earlier in accordance with the provisions of this Article 3. The Term may be extended by the mutual written consent of the parties hereto.

3.2  Termination without Cause. To the extent that this Agreement is extended by the mutual written consent of the parties hereto, it may be terminated without cause after December 31, 2004 by either party upon three (3) months’ prior written notice to the other party.

3.3  Termination for Cause. This Agreement may be terminated by either party immediately in the event that the other party:

(a)	fails to cure a material breach of its obligations hereunder within thirty (30) days after receiving notice of the breach; or

(b)
becomes insolvent or the subject of bankruptcy or insolvency proceedings, commits an act of bankruptcy, makes any assignment for the benefit of its creditors or a receiver is appointed for its business or any part of its property.

3.4  Consequences of Termination. In the event that this Agreement expires or is terminated in accordance with this Article 3, (a) all Services will promptly cease and (b) Interbrew shall forthwith pay to LBCL any and all amounts due and owing to LBCL as required pursuant to the terms of this Agreement (or at such time as payment is required pursuant to Section 2.3(d)), and no rights already accrued hereunder shall be affected.

ARTICLE 4
INDEMNIFICATION

4.1  Indemnity. LBCL shall hold Interbrew harmless and shall indemnify Interbrew from and against any and all claims, loss, damage, harm, liability, cost or expense (including reasonable legal fees) (collectively, “Losses”) incurred by Interbrew in any way arising out of, caused by or resulting from any grossly negligent act or omission of LBCL in respect of the provision of Services or the grossly negligent performance or non-performance of any other duties or obligations of LBCL hereunder. LBCL’s obligations under this Section 4.1 shall: (i) survive the termination of this Agreement for a period of one (1) year, (ii) not be applicable to any liability caused by the fault, negligence or wilful misconduct of Interbrew or its directors, officers, employees or agents, and (iii) not be applicable to any Losses resulting from events listed in Section 5.5. In no event shall LBCL be liable to Interbrew for indirect, incidental, special or consequential losses or damages of any kind (including, but not limited to, loss of profits, business, data, information, opportunities or use), whether arising as a result of breach of contract, tort or otherwise. Notwithstanding the foregoing and any other provision of this Agreement, LBCL’s aggregate liability to indemnify Interbrew in accordance with this Section 4.1 shall in no event exceed the aggregate amount of fees received by LBCL under this Agreement during the twelve (12) month period prior to and including the date on which indemnification is claimed.

ARTICLE 5
MISCELLANEOUS

5.1  Notices. All notices, requests, demands, invoices or other communications required or permitted under this Agreement shall be in writing and (a) delivered by messenger; (b) transmitted by facsimile or electronic mail; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the parties at the respective addresses set forth below or to such other address as any party may hereafter specify in writing:

(a)      In the case of notice to LBCL, to:

Labatt House
Suite 299
207 Queen’s Quay West
Toronto, Ontario
Canada M5J 1A7

Attention: Vice President, Legal
Telephone: (416) 361-5246
Fax:  416) 681-4087

(b)    In the case of notice to Interbrew, to:

Vaartstraat 94
B-3000, Leuven
Belgium

Attention: General Counsel
Telephone: +32-16-24-71-11
Fax:  32-16-24-74-07

A notice shall be deemed to have been given: (i) on the date of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) two Business Days after it has been delivered to a reputable international courier service with courier charges paid or payable by the sender; or (iii) on the day sent by facsimile or electronic mail, if the transmission is confirmed by the sender’s facsimile or computer server.

5.2  Amendment; Waiver. Except as expressly provided in this Agreement, no amendment or waiver of all or any part of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision and no waiver of any provision of this Agreement shall constitute a continuing waiver, in either case unless otherwise expressly provided therein.

5.3  Independent Contractors. It is expressly understood and agreed that, in performing the Services for Interbrew, (i) LBCL shall be acting, and shall at all times act, as an independent contractor and (ii) LBCL’s employees shall not be considered as employees, servants or agents of Interbrew. This Agreement shall not constitute LBCL as an employee, agent, partner or joint venturer of or with Interbrew and no such relationship shall arise or subsist between LBCL and Interbrew at any time during the Term. Each party hereto acknowledges and agrees that it does not have, and will not exercise or purport to exercise or hold itself out to any person as having, any authority to enter into or conclude any contract or to undertake any commitment or obligation for, in the name of or on behalf of the other party.

5.4  Further Assurances. The parties hereto and each of them agree to make, do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed, acknowledged, filed, registered and delivered any and all further acts and assurances and to take all such other action as may be required or desirable to complete the transactions contemplated herein.

5.5  Force Majeure. LBCL shall not be responsible to Interbrew for any non-performance or delay in performance occasioned by any causes beyond its control, including, without limitation, acts or omissions of Interbrew, acts of civil or military authority, changes in laws or regulations, strikes, lock-outs, embargoes, insurrections or acts of God.

5.6  Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts of the State of New York to hear and determine any and all disputes, actions and proceedings arising out of this Agreement.

5.7  Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

5.8  Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. LBCL shall be entitled to assign this Agreement to any affiliate of LBCL upon providing prior written notice to Interbrew of such assignment.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

LABATT BREWING COMPANY LIMITED
By:	/s/ James V. West
Name: James V. West
Title: Vice President

By:	/s/ Craig Thorburn
Name: Craig Thorburn
Title: Director

INTEBREW S.A.
By:	/s/ Catherine Noirfalisse
Name: C. Noirfalisse
Title: Legal Counsel

By:	/s/ Pierre Winand
Name: P. Winand
Title: Vice President Planning and Control

SCHEDULE “A”

LBCL SERVICES THAT MAY BE PROVIDED AND APPLICABLE FEES

1. Tax support services at a fee of C$228 per hour

          -  general tax advice
          -  assistance with preparation of tax returns and tax compliance work for Interbrew subsidiaries
          -  assistance and advice in tax litigation

2.   Internal audit support services at a fee of C$228 per hour

SCHEDULE “B”

LIST OF CORPORATE COST CENTRES TO BE REINVOICED TO
INTERBREW AND MARK-UP TO BE APPLIED ON COSTS REINVOICED

1.  Technology applications - mark-up 9%

Services provided cover technical services, technical skill transfer, value engineering, problem solving, fire fighting and knowledge management

•	Cost Centre (“cc”) 1552 - Operations - Technical applications

2.  Operations Sensory - mark-up 2%

Services provided cover tasting and sensory analysis

•	cc 1545 - Operations Sensory

3.   Research and development - mark-up 5%

Services provided cover research and development in product and packaging innovation, brewing processes and technology, toxicology, food safety, fermentation, microbiology and design of new equipment and laboratory analysis.

•	cc 1566 - Operations Product Development
•	cc 1567 - Operations Packaging
•	cc 1568 - Operations Technology Development
•	cc 1569 - Operations Brewing
•	cc 1593 - Operations Science
•	cc 7008 - Amortization Parent production

4.  Human Resources - Pension management - mark-up 3%

Services provided cover advice on pension governance, pension asset risk controlled return maximization and insurance of compliance with local regulations. Development and maintenance of asset manager performance analysis, administration of pension plan, support reporting and control of pension expenses and contributions and work with local pension bodies on local pension issues and hire/fire managers

•	cc 5051 - Treasury - Pension management

5.  Legal and patents - mark-up 5%

Services provided cover general legal advice, assistance with preparation of contracts and other documents of legal nature, follow-up and assistance in litigation or in the context of disputes, and administrative arbitration proceedings. Code of conduct/compliance oversight, corporate governance and specialized M&A services. Specialized assistance in international commercial law, management of protection and use of industrial property rights, trademarks, patents, “know-how” and similar rights.

•	cc 5041 - Legal & Patents